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         FIRST PLACE
[LOGO]   FINANCIAL
         CORPORATION


                                       May 3, 1999


Dear Shareholder:

    We are pleased to report that at their last meeting, the Board of Directors declared a regular quarterly dividend of $.37 per share, payable May 3, 1999, to shareholders of record as of April 19, 1999.

    We are also pleased to report that net income for the first quarter of 1999 was $3,021,000, up $1,336,000, or 79.3%, compared to the first quarter of 1998. Although the primary factor contributing to this increase was the $1,174,000 pre-tax decrease in the provision for loan losses during the quarter, it is significant that pre-tax operating income was $468,000 higher than the year earlier period.

    Total assets at March 31, 1999 were $923,022,000, up 2.3% from December 31, 1998 and down .5% compared to March 31, 1998. Investment securities were up 5.8% compared to year-end and up 25.8% versus last year.

    Even though total loans were down $39,548,000, or 8.3%, versus first quarter 1998, net interest income was up $205,000, or 2.8%, primarily as the result of diligent efforts to reduce our cost of funds. It is also gratifying to report that non-interest income for the quarter was 32.6% higher than last year while non-interest expense was up only 1.8%, despite the fact that we operated three more banking offices in first quarter 1999 than in 1998.

    One of the new offices is Capital Bank, which opened last October in Albuquerque. Capital Bank recently surpassed $20,000,000 in total assets and we are very encouraged by the recent surge in loan activity. We remain confident that this investment will make significant contributions to future long-term growth and profitability.

    The other two offices opened during the past year were the Kirtland and Furr's Supermarket branches of First National Bank of Farmington. Western Bank, Gallup is scheduled to open a branch in the new Wal-Mart superstore on May 19, 1999. At that point, the Company will be operating 17 banking offices.

    In summary, we believe the steps taken over the past two years to update our technology and expand our banking offices is starting to pay off and will position us well for the future.

    Although most bank stocks, especially "small cap" bank stocks, have been depressed over the past few months, we are pleased to report that recent trades of First Place stock (symbol FPLF) have been in the mid- to high-$50 range.

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    As a shareholder, you can help increase the value of your investment by being a customer of one of the company's subsidiary banks and by recommending us to your friends and colleagues. Word of mouth recommendations by satisfied customers are the best marketing efforts we can have.


/s/ Richard I. Ledbetter               /s/ James D. Rose
Richard I. Ledbetter                   James D. Rose
Chairman of the Board and              President and
Chief Executive Officer                Chief Operating Officer